AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of March 16, 2004, between NTL Incorporated, a Delaware corporation ("NTL" or the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

                           W I T N E S S E T H :

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of January 10, 2003 and an Amendment to Rights Agreement dated as of September 26, 2003 (collectively, the "Rights Agreement");

     WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

     WHEREAS, on the date of this Amendment an appropriate officer of the Company has delivered a certificate to the Rights Agent which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. Section 7(b) of the Rights Agreement is hereby amended to substitute the following in place of the existing Section 7(b):

     "The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a right shall initially be $300, shall be subject to adjustment from time to time as provided in
Section 11 and Section 13(a) hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

     2. The following language included as footnote (1) to Section 7(b) shall be deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

     3. Paragraph 1 of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement shall be amended to substitute the language "$[ ]
(3)" in the first sentence with the following:

     "$300"

     4. The following language included as footnote (3) to Paragraph 1 of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement shall be deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

     5. Paragraph 1 of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement shall be amended to substitute the language "$[ ] (1)" in the second sentence with the following:

     "$300"

     6. The following language included as footnote (1) to Paragraph 1 of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement shall be deleted:

     "(1) An amount equal to the product of (x) a multiple determined by the Board of Directors of the Company and (y) (1) the Current Market Price of the Common Stock post-consummation as determined pursuant to Section 11(d)(i) of the Agreement (assuming the calculation is being made for purposes of Section 11(a)(iii) of the Agreement) or (y)(2) a value per share of Common Stock as determined in the good faith judgment of the Board of Directors of the Company."

     7. All references in the Rights Agreement (including the exhibits thereto) are hereby amended to refer to the Rights Agreement as amended.

     8. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                          NTL INCORPORATED



                                          By:     /s/ Scott E. Schubert
                                                  -------------------------
                                                  Name:  Scott E. Schubert
                                                  Title: Chief Financial
                                                         Officer


                                          CONTINENTAL STOCK TRANSFER &
                                          TRUST COMPANY



                                          By:     /s/ Roger Bernhammer
                                                  ---------------------------
                                                  Name:  Roger Bernhammer
                                                  Title: Vice President